Morgan Stanley	Free Writing Prospectus to Preliminary Pricing Supplement No. 18,339 Registration Statement Nos. 333-293641; 333-293641-01 Dated August 27, 2026; Filed pursuant to Rule 433

MSAMP5 Jump Notes with Auto-Callable Feature due September 20, 2033

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, tax supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlier:	Morgan Stanley Amplitude Index (MSAMP5)
Automatic early redemption:
Determination date:	Early redemption payment (per note):
#1	September 15, 2027	At least $1,110
#2	September 15, 2028	At least $1,220
#3	September 18, 2029	At least $1,330
#4	September 17, 2030	At least $1,440
#5	September 16, 2031	At least $1,550
#6	September 15, 2032	At least $1,660
Call threshold level:	101% of the initial level
Pricing date:	September 15, 2026
Final determination date:	September 15, 2033
Maturity date:	September 20, 2033
CUSIP:	61781D7G7
Estimated value:	$890.30 per note, or within $40.30 of that estimate
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226041995/ms18339_424b2-28289.htm

1All payments are subject to our credit risk

Hypothetical Examples

Automatic Early Redemption[1]
Determination Date	% Change in Closing Level of the Underlier	Early Redemption Payment (per note)
#1	-20%	--
#2	+20%	$1,220
The notes are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,220 per note on the related early redemption date.

Hypothetical Payment at Maturity[1] (if the notes have not been automatically redeemed prior to maturity)
% Change in Closing Level of the Underlier	Return on Notes
+60.00%	+60.00%
+40.00%	+40.00%
+20.00%	+20.00%
0.00%	0.00%
-20.00%	0.00%
-40.00%	0.00%
-60.00%	0.00%
-80.00%	0.00%
-100.00%	0.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Notes

●The notes may not pay more than the stated principal amount at maturity.

●The notes do not pay interest.

●If the notes are automatically redeemed prior to maturity, the appreciation potential of the notes is limited by the fixed early redemption payment specified for each determination date.

●The notes are subject to early redemption risk.

●The market price of the notes may be influenced by many unpredictable factors.

●The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The notes will not be listed on any securities exchange and secondary trading may be limited.

●As discussed in more detail in the accompanying product supplement, investing in the notes is not equivalent to investing in the underlier(s).

●You may be required to recognize taxable income on the securities offered by this pricing supplement prior to maturity.

Risks Relating to the Underlier(s)

●Because your return on the notes will depend upon the performance of the underlier(s), the notes are subject to the following risk(s), as discussed in more detail in the accompanying product supplement. Capitalized terms used but not defined below have the meanings assigned to them under “Annex A – Morgan Stanley Amplitude IndexTM” in the accompanying preliminary pricing supplement.

oAdjustments to an underlying index could adversely affect the value of the notes.

●There are risks associated with the Index.

oThe level of the Index can go down as well as up.

oThe Index contains embedded costs.

oYou may not have exposure to one or more of the Index Components during the term of the notes.

oAsset class maximum weights may prevent Index Components in an asset class from being included in the Base Index at their maximum weights.

oThe weight of each Index Component in the Base Index reflects the average of the weights of such Index Component over six look-back periods and over the weight averaging period.

oThe Index may not successfully capture price momentum.

oLow volatility in the Index is not synonymous with low risk in an investment linked to the Index.

oThe Index may not successfully limit volatility.

oThe Index’s exposure to the performance of Index Components may be limited by deleveraging and the weight and volatility constraints.

oThe Index’s risk-mitigation multiplier-adjustment mechanism may not work as intended and may limit returns.

oBecause estimated expected returns and expected volatility are measured on an aggregate basis, the Index could include Index Components with a high expected volatility and could exclude Index Components with a high estimated expected return.

oThe Index is particularly susceptible to “choppy” markets.

oThe value of the Index and any instrument linked to the Index may increase or decrease due to a number of factors, many of which are beyond our control.

oNo assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Index Components.

oChanges in the value of the Index Components may offset each other.

oThe Index is subject to risks associated with the use of leverage.

oThe Index was established on January 5, 2026 and therefore has very limited actual operating history.

oAs the Index is new and has very limited actual historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

oAn investment in the notes involves risks associated with foreign equities and bonds, currency exchange rates, commodities, interest rates and credit.

oAdjustments to the Index could adversely affect the value of the notes.

oHigher future prices of the futures contracts constituting the relevant Index Components relative to their current prices may lead to a decrease in any payment on notes linked to the Index.

oThe Index may not be fully invested in the Base Index.

oIf the Index is discontinued and no successor index is available, at maturity, Morgan Stanley will pay an alternate payment amount, if any, in lieu of the payment due at maturity in excess of the stated principal amount.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Notes–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.